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                                                                       Exhibit A

                                 FIRST AMENDMENT
                                       TO
                         TRIANGLE PHARMACEUTICALS, INC.
                          STOCKHOLDER RIGHTS AGREEMENT

     This First Amendment (the "AMENDMENT") to the Triangle Pharmaceuticals, Inc. Stockholder Rights Agreement (the "AGREEMENT") dated as of June 2, 1999, by and between Triangle Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and Abbott Laboratories, an Illinois corporation ("PURCHASER"), is made and entered into as of the 30th day of July, 2002. Capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Agreement.

                                    RECITALS

     WHEREAS, in connection with Purchaser's acquisition of certain shares of Common Stock of the Company in June 1999, the Company and Purchaser entered into the Agreement to provide Purchaser with certain rights related to the Common Stock issued to Purchaser and certain other matters, as described therein;

     WHEREAS, the Company and Purchaser now desire to amend and supplement the Agreement in the manner set forth below;

     WHEREAS, Section 8.1 of the Agreement provides that the Agreement may be amended by a written agreement of the Company and Purchaser;

     NOW, THEREFORE, in consideration of the above and the mutual covenants described below, the Company and Purchaser hereby agree to amend the Agreement as follows:

     1. Section 1.2 "COMPANY REGISTRATION" is hereby deleted and replaced in its entirety as follows:

          Section 1.2 REGISTRABLE SECURITIES. "Registrable Securities" include such portion of the Shares which have not previously been registered or otherwise sold to the public.

     2.   Section 1.3 "UNDERWRITING" shall be deleted in its entirety.

     3. Section 3.3 "RIGHT OF FIRST REFUSAL" is hereby deleted and replaced in its entirety as follows:

     3.3  RIGHT OF FIRST REFUSAL.

          In the event Purchaser desires to transfer any or all of its Restricted Securities (i) in a private transaction or block sale to a buyer who is engaged in business in the pharmaceutical or biotechnology industries or, to the knowledge of Purchaser, is acting in concert with or on behalf of another party who is engaged in business in either of those

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     industries, (ii) to a buyer who, to the knowledge of Purchaser after reasonable inquiry, has filed publicly any notice or form with the SEC of its intent to hold or acquire the Company's securities with the purpose of changing or influencing control of the Company, which shall include seeking representation on the Company's Board of Directors, or (iii) in a block trade to a "qualified institutional buyer," as that term is defined in Rule 144A promulgated under the Securities Act ("QIB"), who is not a buyer under
     (i) or (ii) and which block trade, when combined with the number of the Company's securities sold or otherwise transferred by Purchaser within the preceding ninety (90) days, exceeds 2.5% of the Company's then outstanding Common Stock, Purchaser must deliver a notice in writing to the Company ("Notice") by overnight mail stating (A) its bona fide intention to sell or transfer such securities, (B) the total number of such Restricted Securities to be sold or transferred (including Restricted Securities within the Section 5.1 volume limitations that constitute part of the proposed sale or transfer), (C) the price, if any, for which Purchaser proposes to sell or transfer such Restricted Securities, and (D) the name of the proposed purchaser or transferee (except for a Notice provided in connection with (iii) above, in which case no proposed buyer need be identified). In the event the proposed transfer is partially or completely in exchange for assets other than cash, then such assets shall be deemed to have a cash value in the amount determined by the Company's Board of Directors in its sole good faith opinion, in which case such cash value ascertained by the Board, when added to any cash to be exchanged and then divided by the number of Restricted Securities to be transferred, shall be deemed the price per security set forth in the Notice.

          The Company shall then have an exclusive, irrevocable option (the "Company Option"), at any time within ten (10) business days of receipt of the Notice, to purchase some or all of the Restricted Securities to which the Notice refers at the price per security specified in the Notice (as determined above). The Company shall exercise the Company Option by written notice signed by an officer of the Company and delivered or mailed to the Purchaser (the "Company Settlement Notice"), which notice shall specify the time, place and date for settlement of such purchase, such date to be not more than three (3) business days after the date of the Company Settlement Notice.

          On or before the third business day after the date of the Company Settlement Notice, the Purchaser must deliver to the Company all certificates or other related documentation for the securities being acquired by the Company which are not already in the Company's custody, together with proper assignments in blank of the Restricted Securities with signatures properly guaranteed and with such other documents as may be required by the Company to provide reasonable assurance that each necessary endorsement is genuine and effective, and the Company must thereupon deliver to the Purchaser full cash payment for the Restricted Securities being acquired, provided that if the terms of payment set forth in the Notice were other than cash against delivery, the Company shall pay for said securities as described in the Notice. In the event that Company notifies Purchaser that it is not interested in the purchase of the Restricted Securities or fails to give Purchaser timely notice of its interest, Purchaser shall be free to sell or transfer the Restricted Securities to any third party, subject to the restrictions in this Agreement. Notwithstanding the foregoing, in the event that the Company notifies

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     Purchaser that it is not interested in the purchase of Restricted
     Securities subject to a Notice provided in connection with a block trade to a QIB under (iii) above or fails to give Purchaser timely notice of its interest in such Restricted Securities, Purchaser then shall have sixty
     (60) days to sell the Restricted Securities in a block trade for not less than the price specified in the Notice. Any Restricted Securities included in the Notice and remaining unsold at the end of such sixty (60) day period may not be sold in a block trade to a QIB unless and until such time as Purchaser complies again with this section with regard to such further sales of such Restricted Securities. The Company may at any time freely assign the Company Option to any third party.

     4. Section 3.4 "MARKET STAND-OFF AGREEMENT" shall be deleted in its entirety.

     5. Section 4 "ADDITIONAL PURCHASE RIGHTS" shall be deleted in its entirety.

     6. Section 5.1 "TRANSFER RESTRICTION" is hereby deleted and replaced in its entirety as follows:

          5.1  TRANSFER RESTRICTION.

          (a) Purchaser hereby agrees that neither it nor any Affiliate shall, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any of the Restricted Securities on the open market without the prior written consent of the Company at any time when the number of shares of such Restricted Securities to be offered, sold or otherwise transferred as described above, combined with the number of the Company's securities sold or otherwise transferred by Purchaser within the preceding ninety (90) days, exceeds 2.5% of the total number of shares of the Common Stock of the Company then outstanding.

          (b) Purchaser hereby agrees that neither it nor any Affiliate shall, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any of the Restricted Securities in a private transaction without the prior written consent of the Company at any time when the number of shares of such Restricted Securities to be offered, sold or otherwise transferred as described above, combined with the number of the Company's securities sold or otherwise transferred by Purchaser within the preceding ninety (90) days, exceeds 2.5% of the total number of shares of the Common Stock of the Company then outstanding, provided that this limitation shall not apply to private transactions in which the buyer is a QIB.

          (c) Purchaser hereby agrees that neither it nor any Affiliate shall, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any of the Restricted Securities in a block trade without the prior written consent of the Company at any time when the number of shares of such Restricted Securities to be offered, sold or otherwise transferred as described above, combined with the number of the Company's securities

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     sold or otherwise transferred by Purchaser within the preceding ninety (90)
     days, exceeds 2.5% of the total number of shares of the Common Stock of the Company then outstanding, provided that this limitation shall not apply to block trades in which the buyer is a QIB.

          (d) For purposes of subsections (a), (b) and (c) above, in computing the percentage of the Company's outstanding securities that Purchaser may transfer, all sales and other transfers by Purchaser during that period shall be taken into account, whether made pursuant to subsections (a), (b),
     (c) or otherwise. For the avoidance of doubt, if sales are proposed to occur under more than one of the foregoing subsections (or an exception to one of such subsections) at the same time, all of such proposed sales must be included in the calculation of the percentage of the Company's outstanding stock represented by such sales together with all other sales in the preceding ninety (90) days.

          (e) In order to enforce the foregoing covenant, the Company may impose legends and/or stop-transfer instructions with respect to the Restricted Securities held by Purchaser (and the Restricted Securities of every other person subject to the foregoing restriction). Upon the written request of Purchaser prior to taking any action that would exceed the limits described above, the Company in its sole discretion may consent in writing to waive this covenant with respect to proposed transactions described in the request, provided that the Company shall continue to have a right of first refusal as provided in Section 3.3 hereof, if applicable, with regard to any transactions covered by such request. This right of first refusal shall apply to all shares of Restricted Securities covered by such request, even if some of such shares are within the volume limitations described in this section. The Company's consent to waive the restrictions of this covenant with regard to a particular transaction shall not constitute a waiver of this covenant with regard to any other transaction or proposed transaction.

     7. Subsection (a) of Section 5.2 "STANDSTILL PROVISIONS" shall be deleted and replaced in its entirety as follows:

          (a) Commencing as of the Effective Date and through June 30, 2005 (the "Standstill Period"), Purchaser (including all Affiliates) shall not acquire "Beneficial Ownership" (as hereinafter defined) of any additional shares of Common Stock of the Company, any securities convertible into or exchangeable for Common Stock, or any other right to acquire Common Stock except by way of stock dividends or other distributions or offerings made available to holders of Common Stock generally, from the Company or any other person or entity, if after giving effect to such acquisition of additional shares, the total Beneficial Ownership of Purchaser (together with all of its Affiliates) shall be fifteen percent (15%) or greater (the "Beneficial Ownership Limitation") of the Company's total Common Stock from time to time outstanding without the prior written consent of the Company, which consent may be withheld in its sole discretion; PROVIDED, HOWEVER, that in no event shall the Company's sale or issuance to Purchaser of Restricted Securities constitute a violation of this Section 5.2.

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     8.   Subsection (c) of Section 5.4 "DEFINITIONS" shall be amended by adding the following proviso at the end: "; provided, however, that "Restricted Securities" as used in Sections 3.3 and 5.1 herein shall mean all securities of the Company, of any type or designation."

     9. Section 6.2 "CONTINUING RIGHTS" shall be deleted in its entirety, and Purchaser agrees that the Purchaser Representative currently serving on the Company's Board of Directors shall resign upon execution of this Agreement, such resignation to take effect immediately.

     10.  Section 7.1 "RIGHTS AGREEMENT" shall be deleted in its entirety.

     11. Section 8.6 "NOTICES" shall be amended to read as follows in respect of the Company:

          If to the Company:

               Triangle Pharmaceuticals, Inc.
               4 University Place
               4611 University Drive
               Durham, North Carolina 27707
               Telephone: 919-493-5980
               Facsimile: 919-493-5925
               Attention: Chief Operating Officer
                          General Counsel

          Copy to:

               Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 2500 First Union Capitol Center
               Raleigh, North Carolina 27601
               Telephone: 919-821-1220
               Facsimile: 919-821-6800
               Attention: Gerald F. Roach, Esq.

     12. The first paragraph of Exhibit B shall be amended by adding the following clause at the end of the last sentence of that paragraph: "or (iii) in connection with a private placement by Purchaser made in compliance with all applicable rules and regulations of the SEC currently in effect."

     13. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain unimpaired, unaffected, and unchanged in every particular as set forth in the Agreement.

     13. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Any counterpart hereof may be delivered via telecopier, such counterpart to have the same effect as an original counterpart hereof.

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     14.  This Agreement shall be governed in all respects by and construed in accordance with the substantive of the State of Delaware without regard to conflicts of laws principles.

                                    * * * * *

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       [SIGNATURE PAGE TO FIRST AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the Company and Purchaser have caused this Amendment to be executed as of the date first above written by their duly authorized representatives.

                                        TRIANGLE PHARMACEUTICALS, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ABBOTT LABORATORIES

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


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